Exhibit 99.1
For Immediate Release

For more information:	Rex S. Schuette Chief Financial Officer 706-781-2265 rex_schuette@ucbi.com
UNITED COMMUNITY BANKS, INC.
ANNOUNCES PUBLIC OFFERING OF
1.35 MILLION SHARES OF COMMON STOCK
Blairsville, GA, November 10, 2005 – United Community Banks, Inc. (NASDAQ: UCBI) announced today that it has commenced a public offering of 1.35 million shares of its common stock. The offering is being conducted pursuant to an effective shelf registration statement filed with the SEC. The company has also granted the underwriters of the offering a 30-day option to purchase up to 202,500 additional shares to cover over-allotments, if any.
Sandler O’Neill & Partners, L.P. is acting as lead manager and Keefe Bruyette & Woods, Inc. and Raymond James & Associates, Inc. are co-managers for the offering.
The common stock offering may be made only by means of a prospectus and related prospectus supplement. Copies of the preliminary prospectus supplement and the prospectus relating to the offering may be obtained from Sandler O’Neill & Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $5.7 billion and operates 24 community banks with 90 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing community banking services to individuals and small to mid-size businesses in its markets. United Community Banks also offers the convenience of 24-hour access to its services through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq National Market under the symbol UCBI. Additional information can be found at the company’s web site, www.ucbi.com.